EXHIBIT 4(ix)


                   Form of Stock Option Certificate under the 1999
                                  Stock Option Plan

                            STOCK OPTION CERTIFICATE
                          (Non-Qualified Stock Option)

                         This stock option is granted by

                        DIALYSIS CORPORATION OF AMERICA

                        to:

CERTIFICATE                                                SHARES:
No.



                   Address:

in accordance with and pursuant to the terms of the 1999 Stock Option Plan (the "Plan") of Dialysis Corporation of America, a Florida corporation (the "Company").

     The terms of the Plan are incorporated by reference and shall be considered to be a part of this Stock Option Certificate. A copy of the Plan is attached hereto.

     The terms of the Stock Option granted to you include the following:

     1. On April 21, 1999 the Board of Directors of the Company granted to the Optionee an Option (the "Option") to purchase all or any part of an
aggregate of        shares (the "Shares") of the Common Stock, $.01 par value
(the "Common Stock"), of the Company, at the price of $1.25 per share ("Exercise Price"), subject to adjustment in accordance with the terms and conditions set forth in the Plan, and subject to shareholder which was obtained on May 21, 1999.

     2. This Option shall expire at 5:00 p.m., Florida time, on April 20, 2000, subject to earlier termination as provided in the Plan.

     Should your affiliation with the Company terminate for any reason, voluntary or involuntary, for cause or otherwise, or due to death, retirement or disability, the exercisability of the Option and the extent of the availability of the Shares shall be governed by Sections 6.2, 6.3, and 6.4 of the Plan.

     Upon the occurrence of any Change in Control as defined in Section 8 of the Plan, the Option shall continue to be fully exercisable, and the Company or surviving entity shall redeem the Option for cash in an amount as delineated in Section 8; provided, you have the right to keep the Option by written notification to the Company, Acquiring Person or Successor, as the case may be, within five (5) days of the redemption notification as provided in Section 8 of the Plan. If you elect to keep the Option, it shall continue in effect, even if your affiliation with the Company ceases by virtue of such Change in Control.

     3. This Option may be exercised by giving written notice to the Company in the form attached hereto as Exhibit A stating the number of Shares to be purchased and by concurrently tendering payment by check equal to the Exercise Price for the Shares being purchased upon such exercise. Upon exercise and payment, the certificate for the purchased Shares shall be issued as soon as possible as fully-paid and non-assessable Shares.

     4. This Certificate and the Options granted herein and the Shares issubable upon exercise are not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and shall be exercised only by the Optionee, subject to certain rights of the Optionee's legal representative, as provided in the Plan.

     The Optionee acknowledges that he has no contractual right to require the registration of the Option or the Shares; and the Optionee understands that the Shares issued upon exercise of the Option shall have a legend on the face thereof indicating the restrictions on transfer; and that such Shares and the Option shall have stop transfer instructions issued against the same.

     At the time of any exercise of the within Option, the Optionee shall represent to and agree with the Company in writing that he is acquiring the Shares in respect of which the Option is being exercised for the purpose of investment and not with a view to distribution.

     The Company shall not be obligated to take any other affirmative action in order to cause or facilitate the exercise of the Option or the issuance of Shares pursuant thereto to comply with any state or federal law, rule or regulation.

     Any transfer in violation of this Section may cause termination of the Option.

     5. This Option shall be subject to exercise as provided herein and as provided by the terms of the Plan and shall, in accordance with such terms, be binding upon the Company and the Optionee.

     6. This Certificate shall be governed by and construed in accordance with the laws of the State of Florida.

     IN WITNESS WHEREOF, Dialysis Corporation of America has hereunto set its hand as of the 21st day of May, 1999.

                                        DIALYSIS CORPORATION OF AMERICA


                                        By:--------------------------------
                                           BART PELSTRING, President